Exhibit 99.1

Barfresh Food Group Announces $7.3 Million Convertible Note Financing

Strategic Funding Enables Company to Own Manufacturing Facility Free and Clear, Accelerate Facility Completion, and a Framework to Unlock Over $200 Million in Revenue Capacity

Funding to Accelerate Completion of 44,000 Square-Foot State-of-the-Art Manufacturing Facility; Company Reaffirms Fiscal 2026 Revenue Guidance of $30-$35 Million and EBITDA Target of $5 Million

LOS ANGELES, March 9, 2026 - Barfresh Food Group Inc. (Nasdaq: BRFH), a leading provider of frozen, ready-to-blend and ready-to-drink beverages, today announced it has secured subscriptions for a $7.3 million senior convertible note financing. The proceeds will be used to pay off the existing mortgage on the Company’s manufacturing facility in Defiance, Ohio, accelerate construction completion, and position Barfresh to control its manufacturing destiny with significantly expanded production capacity. In addition, the Company was recently approved for a $2.4 million government grant to finalize construction of the facility and install specialized equipment necessary for full-scale production operations.

The financing delivers immediate and transformative benefits to Barfresh’s operations:

Facility Ownership: The Company will pay off its existing mortgage and own its manufacturing plant free and clear, eliminating debt service obligations and providing the flexibility to access additional capital if needed through refinancing.

Accelerated Construction: Funding will accelerate completion of the facility expansion, enabling Barfresh to move into the enhanced facility on an expedited timeline during 2026 and begin realizing operational efficiencies sooner.

Transformational Capacity: Once construction is complete, the facility framework will have available capacity to support over $200 million in annual revenue, representing a quantum leap in the Company’s production and revenue capabilities.

Enhanced Margins and Efficiency: New equipment and an optimized facility layout will create greater operational efficiencies, increase profit margins, and provide the scalability to support aggressive growth plans.

Strategic Flexibility: Beyond Barfresh’s core product lines, the expanded facility opens significant opportunities for contract manufacturing of new products owned by Barfresh and third parties, creating additional revenue streams.

“This financing fundamentally repositions Barfresh to be in control of its own destiny,” said Riccardo Delle Coste, Chief Executive Officer of Barfresh. “By owning our manufacturing facility outright and dramatically expanding our capacity, we are no longer constrained by third-party co-manufacturers or limited production capabilities. We now have the infrastructure to make our own products with newly added growth potential, while also pursuing attractive contract manufacturing opportunities for other products outside of Barfresh that leverage our state-of-the-art facility.”

The convertible notes are structured as senior debt, ranking ahead of other unsecured debt obligations of the Company. Key terms include:

●	Principal Amount: $7.3 million
●	Maturity: 24 months from issuance
●	Conversion Price: $2.90 per share for investor-initiated conversions
●	Prepayment Option: Company may prepay at any time with prepayment penalties of 5% (for prepayments up to 50% of principal) or 10% (for prepayments exceeding 50% of principal), plus minimum interest

The financing structure provides Barfresh with significant financial flexibility. The ability to pay interest in either cash or registered stock (at a 10% discount to the 10-day VWAP) preserves cash for operational needs during the construction phase. Additionally, owning the facility free and clear positions the Company to access additional capital through refinancing or equipment financing if growth opportunities warrant additional investment.

“The flexibility built into this financing allows us to efficiently deploy capital while maintaining optionality for future growth initiatives,” added Mr. Delle Coste. “We now have the ability to pay back a majority of the note from operating cash flow or through refinancing once the facility is fully operational, while the conversion and warrant features align investor interests with our shareholders as we execute our growth strategy.”

Fiscal 2026 Outlook

The Company reaffirmed its fiscal year 2026 revenue guidance of $30 million to $35 million and expects to achieve EBITDA of $5 million, reflecting the operational leverage and cost efficiencies from its expanded, company-owned manufacturing capabilities.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue”, “could”, “may”, “predict”, and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com